Exhibit 99

Press Release

Source ComCam, Inc.

ComCam to Effect Dividend of Subsidiary’s Stock

West Chester, Pa., Nov. 23 / PRNewswire-FirstCall/ -- ComCam, Inc. (OTC Pink Sheets: CMCA) today announced that its board of directors has approved a dividend of the outstanding shares of its wholly owned subsidiary ComCam International Inc. to the shareholders of ComCam, Inc. The dividend will result in a “spin-off” of ComCam International in a move designed to consolidate its intellectual property, patents, trademarks, copyrights, and licensing operations into one company that can grow independently of ComCam, Inc.

The dividend will occur on December 28, 2007 (Dividend Date) with the distribution of 100% of ComCam International shares to ComCam, Inc. shareholders on a pro rata basis that will entitle ComCam, Inc. shareholders to receive one (1) share of ComCam International common stock for every twenty (20) shares of ComCam, Inc. common stock held on December 7, 2007 (Record Date). However, any ComCam, Inc. shareholder that sells shares of ComCam, Inc. common stock between the Record Date and the Dividend Date will receive from the purchaser of those shares a due bill that entitles the purchaser to delivery of the dividend shares. The distribution of the dividend will be completed on the Ex-Dividend Date yet to be determined by NASDAQ. An information statement concerning the distribution and ComCam International will be mailed to registered shareholders as of the Record Date, or as soon as is reasonably practicable after December 7, 2007.

About ComCam International, Inc.

ComCam International, based in West Chester, Pennsylvania, is a leader in network video command-and-control products providing solutions and technical services to U.S. government agencies, Fortune 500 companies, research facilities and original equipment manufacturers. ComCam’s rapid deployment video devices are used for underwater ship hull inspection, mobile command center vehicles, thermal imaging of humans at the Mexican border and military use in the Middle East and South America. The company recently won a contract for design and deployment of asset tracking, access control and digital CCTV for Immigration Customs and Enforcement (ICE), the largest investigative branch of the Department of Homeland Security (DHS). www.comcam.net

A number of statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. A safe-harbor provision may not be applicable to the forward-looking statements made in this press release because of certain exclusions under Section 27A (b). These forward-looking statements involve a number of risks and uncertainties, including timely development, market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions and the ability to secure additional sources of financing. The actual results that ComCam may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. ComCam encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-KSB and Form 10-QSB. ComCam’s public filings may be viewed at www.sec.gov.

Contact

David Rosen
V.P., Corporate Development
ComCam International, Inc.
Tel. 610.436.8089
drosen@comcam.net